STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That, pursuant to the authority granted to directors to take action by unanimous written consent without a meeting pursuant to Section 141 of the General Corporation Law of the State of Delaware, the Board of Directors of GROWLIFE, INC. duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by striking out the first paragraph of the Article thereof numbered "FOURTH" and by substituting in lieu of said first paragraph the following new first paragraph of the Fourth Article:

The aggregate number of shares of all classes of stock which the Corporation shall have the authority to issue is 3,010,000,000 shares, of which 3,000,000,000 shares shall be classified as common stock, $0.0001 par value per share (“Common Stock”), and 10,000,000 shares shall be classified as preferred stock, $0.0001 par value per share (“Preferred Stock”), issuable in series as may be provided from time to time by resolution of the Board of Directors.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware in which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 12th day of February 2014.

By:	/s/ Sterling Scott

Title:	CEO

Name:	Sterling Scott
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